As filed with the Securities and Exchange Commission on May 26, 2010
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THE E. W. SCRIPPS COMPANY
(Exact Name of Registrant as Specified in its Charter)

Ohio	31-1223339
(State of Incorporation)	(I.R.S. Employer Identification No.)
312 Walnut Street
Cincinnati, Ohio 45202
(513) 977-3000
(Address, including zip code, of
registrant’s principal executive offices)
THE E. W. SCRIPPS COMPANY
2010 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
William Appleton
Senior Vice President and General Counsel
The E. W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202
(513) 977-3997
(Name, address and telephone number,
including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
	Amount to be	offering price	aggregate	registration
Title of securities to be registered	registered (1)	per share (2)	offering price (2)	fee (2)(3)
Class A Common Shares, par value $.01 per share	22,566,656	$8.23	$185,723,579	$13,242.09

(1)	Amount to be registered consists of 22,566,656 Class A Common Shares of The E. W. Scripps Company (the “Company”), par value $0.01 per share (“Common Shares”), issuable pursuant to, or pursuant to awards granted under, The E. W. Scripps Company 2010 Long-Term Incentive Plan (the “Plan”), and pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of Common Shares that may become issuable pursuant to the anti-dilution provisions of the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Company’s outstanding Common Shares.

(2)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purposes of determining the amount of the registration fee, on the basis of the average of the high and low price per Common Share, as reported on the New York Stock Exchange on May 20, 2010.

(3)	Pursuant to Rule 457(p) of the Securities Act, $6,798.19 of the registration fee is offset by the registration fee paid by the Company in that amount associated with 1,127,878 Common Shares remaining unsold under the Company’s Registration Statement on Form S-8 (Registration No. 333-125302), filed with the Commission on May 27, 2005.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register 22,566,656 Common Shares consisting of (i) 3,000,000 new Common Shares issuable under the Plan, (ii) 1,127,878 Common Shares remaining available for issuance under the Company’s 1997 Long-Term Incentive Plan, as amended (the “1997 Plan”), issuable under the Plan, and (iii) 18,438,778 Common Shares subject to awards granted under the 1997 Plan issuable under the Plan if they are forfeited, terminated, settled in cash or used to satisfy tax withholding obligations.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) hereby are incorporated herein by reference:
1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 5, 2010;
2. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the Commission on May 10, 2010;
3. The Company’s Current Reports on Form 8-K, filed with the Commission on April 27, 2010 and May 17, 2010; and
4. The description of the Company’s Common Shares contained in the Company’s Registration Statement on Form 10 (File No. 1-11969), filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and including any amendment or report filed with the Commission for the purpose of updating such description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), subsequent to the filing of this Registration Statement but prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.
ITEM 4. DESCRIPTION OF SECURITIES.
Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
The legality of the Common Shares registered hereby has been passed upon for the Company by William Appleton, Senior Vice President and General Counsel of the Company. Mr. Appleton is an employee of the Company. He owns 53,986 Common Shares and 388,837 Restricted Stock Units, and is eligible to participate in the Company’s equity plans.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Article Seventh of the Company’s Amended Articles of Incorporation provides that the Company will, to the full extent authorized or permitted by the Ohio Revised Code, indemnify any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he is or was a director, officer, or employee of the Company.
Ohio Revised Code Section 1701.13 permits indemnification of any present or former director or officer of the Company against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by reason of the fact that such person was a director or officer, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Nordson, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of the Company, such Ohio Revised Code section permits indemnification of such persons against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the settlement or defense of such action if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company, subject to certain exceptions, including an exception for a matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Company, unless the court in which such action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
The Company is permitted by its Articles of Incorporation to purchase and maintain insurance on behalf of its directors, officers, employees, trustees and agents against any expense, liability or loss from any claim asserted against them in such capacities, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Ohio Revised Code.
The Company may enter into contracts from time to time with such of its directors, officers, agents or employees providing for such indemnification, insurance, and advancement of expenses as the Company’s Board of Directors determines to be appropriate.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS.
The Exhibits to this Registration Statement are listed in the Exhibit Index hereto, and are incorporated herein by reference.

ITEM 9. UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 26, 2010.

THE E. W. SCRIPPS COMPANY
By:	/s/ William Appleton
William Appleton
Senior Vice President and General Counsel May 26, 2010
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard A. Boehne* Richard A. Boehne	President, Chief Executive Officer and Director (Principal Executive Officer)	5/20/10

/s/ Timothy E. Stautberg* Timothy E. Stautberg	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	5/20/10

/s/ Douglas F. Lyons* Douglas F. Lyons	Vice President/Controller (Principal Accounting Officer)	5/20/10

/s/ John H. Burlingame* John H. Burlingame	Director	5/20/10

/s/ John W. Hayden* John W. Hayden	Director	5/20/10

/s/ Roger L. Ogden* Roger L. Ogden	Director	5/20/10

/s/ Mary McCabe Peirce* Mary McCabe Peirce	Director	5/20/10

/s/ J. Marvin Quin* J. Marvin Quin	Director	5/20/10

/s/ Nackey E. Scagliotti* Nackey E. Scagliotti	Director	5/20/10

/s/ Paul K. Scripps* Paul K. Scripps	Director	5/20/10

/s/ Kim Williams* Kim Williams	Director	5/20/10

*	William Appleton, by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Company which have been filed with the Commission on behalf of such officers and directors.

By:	/s/ William Appleton
William Appleton
Attorney-in-Fact May 26, 2010

THE E. W. SCRIPPS COMPANY
INDEX TO EXHIBITS

EXHIBIT NO.		DESCRIPTION

4	(a)	Amended Articles of Incorporation of The E. W. Scripps Company, incorporated by reference to Exhibit 99.03 of the Company’s Current Report on Form 8-K filed with the Commission on February 23, 2009.

4	(b)	Amended and Restated Code of Regulations of The E. W. Scripps Company, incorporated by reference to Exhibit 10.02 of the Company’s Current Report on Form 8-K filed with the Commission on May 16, 2007.

5	*	Opinion of William Appleton as to the legality of the securities being registered.

10		The E. W. Scripps Company 2010 Long-Term Incentive Plan, incorporated by reference to Appendix A of the Company’s Proxy Statement on Schedule 14A filed with the Commission on March 24, 2010.

23	(a)*	Consent of Deloitte & Touche LLP.

23	(b)*	Consent of Counsel (included as part of Exhibit 5).

24	*	Powers of Attorney.

*	Filed herewith.